 As filed with the Securities and Exchange Commission on August 20 , 2015
Registration No. 333- 205833

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
(Exact name of registrant as specified in its charter)

Nevada	7812	20-8009362
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6955 North Durango Drive
Suite 1115-129
Las Vegas, NV 89149
(702) 527-2942
 (Address and telephone number of principal executive offices)

COPIES TO:
Asher S. Levitsky P.C.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, Suite 1100
New York, New York 10105-0302
Telephone: (212) 370-1300
Fax: (646) 895-7182
E-mail: alevitsky@egsllp.com
(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                                                                                                                              Accelerated filer  ☐
Non- accelerated filer  ☐ (Do not check if a smaller reporting company)           Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	3,900,000 shares	$5.10	$19,890,000	$2,311.22

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on average on the average of the last reported bid and asked prices on July 21, 2015.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED AUGUST 20 , 2015

3,900,000 Shares

Lingerie Fighting Championships, Inc.

OTC Pink trading symbol: BOTY

This prospectus relates to the public offering of an aggregate of 3,900,000 shares of common stock which may be sold from time to time by the selling stockholders of Lingerie Fighting Championships, Inc. named in this prospectus.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock. We will pay the cost of the preparation of this prospectus, which is estimated at $ 35,000 .

On August 18 , 2015, the last reported sales price for our common stock on the OTC Pink, as reported by OTC Markets, was $5.00 per share, which represented the last reported closing price on June 22, 2015, which was the most recent date on which trading in our common stock was reported.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See "Risk Factors," which begins on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices or in transactions that are not in the public market. The selling stockholders may also sell their shares in transaction that are not in the public market in the manner set forth under "Plan of Distribution."

The date of this Prospectus is _____________, 2015

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

Until (insert date 40 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Reverse Acquisition and Reverse Stock Split

On March 31, 2015, we acquired Lingerie Fighting Championships, Inc. ("LFC") in a transaction which is accounted for as a reverse acquisition.  As a result of the reverse acquisition, we ceased to be a shell company and our business became the business of LFC, and our historical financial statements became the financial statements of LFC, to the extent that such financial statements relate to periods prior to the completion of the reverse acquisition transaction.  In connection with the reverse acquisition, we changed our fiscal year to the calendar year.  Since LFC was formed in July 2014, we do not show results of operations or cash flows for any periods prior to LFC's organization in July 2014.  On April 1, 2015, LFC was merged into us, and our corporate name was changed to Lingerie Fighting Championships Inc.

As used hereinafter in this prospectus, unless the context indicates otherwise, the terms "we," "us," or "our" refer to Lingerie Fighting Championships, Inc. and includes the operations of LFC prior to the reverse acquisition.

On March 20, 2015, we effected a one-for-800 reverse split, pursuant to which each share of common stock was converted into, and became 1/800 of a share of common stock, with fractional shares being rounded up to the next higher whole number of shares.  All references to shares of common stock and per share information retroactively reflect the reverse split.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. However, you should read the entire prospectus carefully, including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Our Business

We are a development-stage media company, which is in the process of developing and implementing a program of original entertainment which we plan to make available predominantly through live entertainment events, as well as through digital home video, broadcast television networks, video-on-demand and digital media channels.  Our business is focused on developing mixed martial arts fighting techniques, known as MMA, together with fictional character persona portrayed by beautiful women in attractive costumes based on their respective fictional characters for the purpose of providing entertainment.

On August 8, 2015, we presented our first program, Lingerie Fighting Championships 20:  A Midsummer Night’s Dream, at the Hard Rock Hotel and Casino in Las Vegas, Nevada.  The program featured eight matches with 16 fighters.  The fighters are beautiful women in attractive costumes.  Each of the fighters has a specific and unique persona and appearance.  Our event was live and carried on pay per view cable in United States and Canada. We expect that the program or a one-hour edited version will be available through video on demand in a number of countries, including the United States, Canada, Mexico, most of South America, the United Kingdom, Italy, India, Australia and New Zealand.  Our source of revenue from this program includes a percentage of the fees received by the media distribution companies who carries our program, as well as from ticket sales and products related to the program.  We may also receive additional revenue from sales of products through our website and from sale of the program through video on demand and other post-event media distribution.  We are commencing discussions with respect to our second program, which we hope to schedule for October 2015.

We promote our events in a manner to create interest in each of the fighters and in the success of each fighter against the others, in the manner similar to a MMA league.  We believe that our female fighters and their characters will enable us to develop and maintain an audience willing to attend our events or watch our events either live or through video on demand, and well as buying merchandise related to the events. Some of the fighters have followings independent of their participation in our events and perform in their character in other media or venues.

We signed an agreement dated as of June 4, 2015 with HRHH Hotel/Casino, LLC, d/b/a Hard Rock Hotel and Casino.  The agreement covered Lingerie Fighting Championships 20: A Midsummer Night's Dream , which was held at The  Joint venue at the Hard Rock Hotel on August 8, 2015.  We are looking to schedule a second event in Las Vegas in October 2015.

We have four agreements for the media distribution of Lingerie Fighting Championships 20: A Midsummer Night's Dream.  Pursuant to an agreement with MultiVision Media, Inc., we granted MultiVision the exclusive right to distribute the program through all forms of television and video platforms in the United States, Mexico, Central and South America and the Caribbean and worldwide rights to live streaming as well as a right of first refusal with respect to our next two programs.  Pursuant to the agreement, MultiVision paid all costs associated with the live production, satellite distribution lighting, and television announcers.  MultiVision is to recover two times its estimated costs after which we and MultiVision will share in the net revenues generated by the program in accordance with a formula.

Pursuant to a license agreement with Bell ExpressVu Inc., in its capacity as general partner of Bell ExpressVu Limited Partnership, now known as Bell TV, Bell TV carried our program on pay per view and has the right to broadcast the program or a one-hour version of the program video on demand in Canada.  Pursuant to an agreement with Mauj Mobile Pvt. Ltd. we granted Mauj a non-exclusive right to distribute the program in India, United Arab Emirates, Saudi Arabia, South East region, Vietnam and the Philippines through mobile service provider, internet portals and websites and retail distribution.  Pursuant to these agreements we receive a percentage of the net revenue generated by the respective licensees.

We also have an agreement with Frequency Networks, Inc. pursuant to which Frequency has the right to distribute content that we provide Frequency and Frequency my distribute the content through various online and digital media. We intend to distribute promotional clips of our program pursuant to this agreement.

We believe that our potential revenue sources for these events include, among other sources, tickets for the event, fees for the dissemination of our events through cable and satellite companies and sales of products both at the event and through our website.  If we are able attract sponsors for our programs, it would provide us with an additional potential source of revenue.  We did not have sponsors for our first program.   However, the extent that we can generate revenues from our programs is dependent on both the success of our program in generating viewers willing to pay to see our program and the terms of our agreements with media distribution companies.

Our costs in connection with any program we produce are substantial, and are not dependent upon the success of the event.  We cannot assure you that we will be able to conduct any events or generate profits from those events that we do produce. Pursuant to our agreement with MultiVision , MultiVision paid the costs associated with costs the live production, satellite distribution, lighting, and television announcers for Lingerie Fighting Championships 20: A Midsummer Night's Dream.  However, since MultiVision must recover two times its estimated costs from the net revenue from the program, we cannot assure you that we will receive any revenue from the transmission of our program through MultiVision's media channels.

Organization

We are a Nevada corporation incorporated on November 29, 2006 under the name Sparking Events, Inc.  Our corporate name was changed to Xodtec Group USA, Inc. in June 2009, Xodtec LED, Inc. in May 2010, Cala Energy Corp. in September 2013 and Lingerie Fighting Championships, Inc. on April 1, 2015.

We do not have a principal office.  We maintain a mailing address at 6955 North Durango, Suite 1115-129, Las Vegas, NV 89149, telephone (702) 527-2942.  Our website is www.lingeriefc.com. Information on our website or any other website does not constitute a part of this prospectus.

Reverse Acquisition and Related Transactions

Prior to March 31, 2015, we were a shell company not engaged in any business activities.

On February 2, 2015, LFC sold 5% notes to four lenders, including two of the selling shareholders– Giselle Dufourcq and Natalia Lopera – in the aggregate principal amount of $5,250, of which each of Ms. Dufourcq and Ms. Lopera advanced $700 for a $700 note.  These notes provided for conversion into common stock in the event of a transaction between LFC and a public company, including a reverse acquisition.

On March 31, 2015, pursuant to share exchange agreement (the "Share Exchange Agreement"), among us, LFC, and the holders of all of the outstanding common stock and convertible notes of LFC, the holders of the LFC common stock exchanged their LFC common stock for a total of 11,500,000 shares of our common stock, and the holders of the LFC convertible notes exchanged their convertible notes for a total of 5,250,000 shares of common stock.  The 16,750,000 shares of common stock issued to the holders of the LFC common stock and convertible notes represented 85.1% of our common stock after giving effect to the issuance of the shares pursuant to the Share Exchange Agreement and the shares of common stock issued in the private placement described in the following paragraph.  Two of the selling stockholders – Giselle Dufourcq and Natalia Lopera – received a total of 1,400,000 shares of common stock pursuant to the Share Exchange Agreement. See "Selling Stockholders." Shaun Donnelly, the sole director and chief executive officer of LFC, became a director and our chief executive officer.  As a result of the reverse acquisition, our business has become the business of LFC.

On March 31, 2015, contemporaneously with the closing pursuant to the Share Exchange Agreement, we sold to four of the selling stockholders – Hsu Tseng Hui, Michael and Sonya Ogrizovich, Zima World Holdings Corp. and Elliot Gar Hung Choi – a total of 2,500,000 shares of common stock for a purchase price of $0.08 per share, for a total of $200,000.  See "Selling Stockholders."

The Offering

Common Stock Offered:	The selling stockholders are offering 3,900,000 shares of common stock.
Outstanding Shares of Common Stock:	19,769,977 shares
Use of Proceeds:	We will not receive any proceeds from the sale of the shares by the selling stockholders.

SUMMARY FINANCIAL INFORMATION

LFC was formed on July 21, 2014.  As a result of the reverse acquisition our historical financial statements are the financial statements of LFC.  The following information as December 31, 2014 and for the period July 21, 2014 (inception) to December 31, 2014 has been derived from our audited financial statements which appear elsewhere in this prospectus.  The information at June 30 , 2015 and for the  six months ended June 30 , 2015 has been derived from our unaudited financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

	Six Months Ended June 30, 2015	July 21, 2014 (inception) to December 31, 2014
Revenue	$-	$-
Net loss	(65,071)	(264)
Net loss per share (basic and diluted)	$(0.00)	$(0.00)
Weighted average shares of common stock	15,619,519	9,828,949

Balance Sheet Information:

	June 30, 2015	December 31, 2014
Working capital	$116,971	$3,464
Total assets	116,971	3,580
Total liabilities	-	116
Accumulated deficit	(65,335)	(264)
Total stockholders' equity	116,971	3,464

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in this prospectus include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to our Business

We require significant additional funds for our operations.

As of June 30 , 2015, we had working capital of approximately $117,000 , which represented the net proceeds of our March 31, 2015 private placement less current liabilities and operating expenses incurred primarily during the second quarter and costs incurred in the second quarter related to Lingerie Fighting Championships 20: A Midsummer Night's Dream.   We have continued to incur expenses in the normal course of business without any revenue.  As a result, we require additional cash to cover our overhead, which includes our costs as a public company and the costs which we incurred in connection with Lingerie Fighting Championships 20: A Midsummer Night's Dream and costs which we are incurring in connection with our proposed second program which we are looking to schedule in October 2015.  Our failure to generate funding for our operations could materially impair our ability to produce our programs and generate revenue.  We cannot assure you that we will be able to generate any profits from any programs which we may produce.

Since we have not generated any revenue to date from our operations, you have no basis to evaluate our ability to generate revenue or net income.

We are a development stage company that has not generated any revenue since our organization in July 2014.  As of the date of this prospectus, we do not know the extent of the revenue, if any, generated from Lingerie Fighting Championships 20: A Midsummer Night's Dream.   As a result, you have no basis for evaluating our ability either to generate revenue or operate at a profit.  We cannot assure you that we will be able to generate any significant revenue or a profit from either our first program or any programs which we may produce.  Our operations are subject to all of the risks inherent in a new business in view of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business, the development of live events, as well as those risks that are specific to our proposed business.  Given our limited operating history, we have little basis on which to forecast future market acceptance of our live events. It is difficult to accurately forecast future revenues because our business is new and its market has not been fully identified or developed.  If our events do not gain in popularity, our business, operating results and financial condition will be materially impaired.

Our independent auditors have included a going concern qualification in their report on our financial statements.

Because we have generated no revenues since inception, have sustained losses since our organization and require funding to generate revenue, all of which raise substantial doubt as to our ability to continue as a going concern, our independent auditors have included a going concern qualification in their report on our audited financial statements.

Because we do not have either a revenue stream or adequate working capital, it may be necessary for us to enter into media distribution agreements on terms that are not favorable to us.

In order to produce our programs we must negotiate agreements with a number of parties, including the hotel which would provide the venue for our program, media distribution companies which would provide for the distribution of our program over various media, including live broadcast, video on demand and other media, a producer to produce the live event.  We cannot assure you that, for each event, we will be able to negotiate agreements with the hotel, media distribution companies, producers and others which will enable us to operate profitably.  Because of our lack of funds, our agreement with MultiVision, the company that has distribution rights in the United States, Mexico, Central and South America and the Caribbean, provides that MultiVision will fund substantially all of the costs of the program, including the production of live television programming, in exchange for distribution rights.  As a result, because MultiVision receives all of the net revenue from its distribution channels until it has recovered twice its estimated costs, we may not receive any revenue from MultiVision's distribution channels.  Further, if MultiVision determines that the program was not sufficiently successful, based on its own determination of success, it may be unwilling to fund future programs and it may be difficult for us to find an alternative funding source.  As a result, we cannot assure you that we would generate sufficient revenue to enable us to operate profitably.

Any equity financing which we negotiate is likely to result in significant dilution to our stockholders.

Because we have not generated either revenue or net income and because we do not have any assets which could serve as collateral for any financing, we anticipate that we would need to seek funds in the equity market in order for us to raise the funds we require for our operations.  Because there is no active market in our stock, we believe that if we are able to raise funds in the capital markets, we would have to provide investors with a significant discount from the market price of our common stock.  We cannot assure you that we will be able to raise any financing we may require and that, if we are able to raise funds, it would not result in significant dilution to our stockholders.

We may not be able to develop and promote our programs.

In order for us to generate revenue, we need to produce our events in a manner which would generate viewer interest and promote our programs so that our potential audience will be aware of our program and pay to view it, either live or on video on demand.  We cannot assure you that we will be successful in developing, producing and promoting our events.  Our failure to do so would materially impair our ability to generate revenue and operate profitably.

Because we have to rely on third parties to market our programs, we will not have control over the marketing of our programs.

We have only one employee, our chief executive officer, who devotes most of his time to our business activities.  We do not have experience in marketing live entertainment events.  We do not expect that we will be able to have an internal marketing capability until and unless we have sufficient programs to justify the expense.  As a result, we need to rely on third parties to market our programming in various media, who may have business interests that are different from ours, and we cannot assure you that our marketing plans can or will be implemented in accordance with our business plans.  The inability or failure to market our programs could materially impair our ability to generate revenue from our programs.

Our media distribution agreements do not guarantee any specific level or revenue or viewers.

Because our agreements relating to the distribution of our programs are licenses that give the distributor the right, but not the obligation, to distribute our program in various media, and do not provide any minimum payments or any minimum level of viewership, we cannot assure you that we will generate any significant revenue or that we will have any significant viewership of our program.  To the extent that we do not generate significant viewership, we will be less likely to generate ancillary revenue from products related to our programs.

Because of the competitive nature of the entertainment market, any programs which we may produce may not generate sufficient viewers to enable us to operate profitably.

Potential viewers have a virtually unlimited choice of entertainment programming which they may view through numerous media.  We compete with not only other MMA events, such as WWE Network, but other sports and entertainment events which are both televised live and are made available through video on demand, as well as commercial television and cable programming and other leisure activities.  In the current media environment, all entertainment events are competitive.  If we cannot attract a sufficient audience to our programs, we will not only fail to generate sufficient revenue to enable us to operate profitably, but it will become increasingly difficult for us to negotiate media distribution agreements on favorable terms, if at all, since these companies look for content for which there is a sufficient market.  Many entertainment products fail to attract sufficient audience, with the result that the programming is discontinued.  We cannot assure you that we will be able to generate a sufficient audience for our programming to enable us to continue to produce our programs.

Because we do not have long-term contracts with our fighters, our failure to retain popular fighters could affect our viewership.

We do not employ any of our fighters.  We engage fighters for each performance  at which we desire their services.  Our fighters engage in other activities and businesses independent of us.  Because we promote our programs based on the appearance and athletic ability of our fighters, we look to engage attractive and athletic women who have both the acting ability and charisma to portray their characters as well as professional training in MMA and Brazilian jiu jitsu.  Our failure to engage fighters with these capabilities would materially impair our ability to produce programming which we believe will be attractive to our target audience.

The loss of Shaun Donnelly would materially impair our ability to conduct our operations.

We are dependent upon the continued services of our chief executive officer, Shaun Donnelly, for all aspects of our business.  Mr. Donnelly is in charge of, and the only employee involved in, all aspects of our business, including the development of the programs, the negotiations of all agreements relating to the programs, including agreements with hotels, the media distribution, the production of the programs and the fighters.  In addition, Mr. Donnelly has other business activities not related to our business.  We do not have an employment agreement with Mr. Donnelly, and we do not have key man insurance on his life.  The loss of Mr. Donnelly, whether through death, disability or resignation, would materially impair our ability to conduct our business, and, in any such event, we may not be able to continue in our proposed business.

We will need to hire additional personnel if our business is to expand.

Regardless of whether we expand into new or related businesses, we will require additional personnel, in addition to our chief executive officer, if we are to develop our business.  Because we only have one employee in our business, there is a limit as to how much our business can grow.  We will need to employ and retain experienced key personnel in all aspects of our business if we are to grow.  We will compete with other, better known and better capitalized businesses, in identifying and employing key personnel who are experienced in all aspects of the entertainment industry.  We cannot assure you that we will be able to identify, hire and retain such personnel, and our failure to do so may materially impair our ability to generate revenues and operate profitably.

Any change in our business may impair our ability to conduct our present proposed business.

Our current strategic objective is to both develop and enhance our existing business and to enter into new or complementary businesses, such as merchandising, the creation of new forms of entertainment and brands, the development of new television programming and the development of branded location-based entertainment.  We anticipate that any such expansion of our business would be internally generated and, at least for the near future, not from acquisitions.  Because Shaun Donnelly, our chief executive officer, is responsible for all of our present business operations, the addition of new business segments could affect his ability to develop our current business.  Our ability to expand our operations will also be dependent upon our ability to engage and retain qualified personnel and obtaining additional capital to fund the new operations.  We cannot assure you that any expansion of our business will not materially impair our business, financial condition or the results of our operations.

Our failure to comply with applicable laws regulations may impair our ability to produce our programs.

We may be subject to regulations regarding our programming, including athletic commissions and other regulatory agencies, which affect the manner in which our programs are conducted and distributed.  To the extent that we fail to comply with applicable regulations, we may not be able to produce live MMA events.  Our inability to offer live programming could significantly impair our ability to generate revenue from our programs.  We intend to conduct business using the Internet and may be subject to foreign and domestic laws and regulations relating to consumer protection, information security, data protection and privacy, among other things. Many of these laws and regulations are still evolving and could be interpreted in ways that could impair our ability to conduct business using the Internet.  In the area of information security and data protection, the laws in several states require companies to implement specific information security controls to protect certain types of information. Likewise, all but a few states have laws in place requiring companies to notify users if there is a security breach that compromises certain categories of their information. Any failure on our part to comply with these laws may subject us to significant liability.

We do not have adequate internal controls.

Since we only have two executives , only one of whom, our chief executive officer, devotes most of his time to our business, we do not have adequate internal controls over financial reporting.  Our chief financial officer is a consultant and he devotes such time as is necessary to our business.  We do not anticipate that we will be able to implement internal controls over financial reporting until and unless we can significantly expand our operations, which is dependent upon our ability to generate revenue from our business, and have sufficient available cash to enable us to engage the necessary accounting personnel and implement the necessary accounting systems.  Even if we have sufficient cash, it is unlikely that we can implement internal controls over financial reporting in the near future, and we cannot assure you that we will ever have adequate financial controls.  Our failure to have adequate internal controls over financial reporting could materially impact our business, our ability to raise required financing, and the market for and market price of our common stock.  If we cannot implement and maintain financial and managerial controls, reporting systems or procedures, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us.  Our failure to implement and maintain internal controls or to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

Because we do not have any trademark protection, our rights to Lingerie Fighting Championships may be impaired.

Although we are marketing our programs under the name Lingerie Fighting Championships, we do not have a trademark for that name.  Our failure to have a trademark could result in others using our name to market their products without a license from us.  We cannot assure you that we will be able to obtain a trademark on our name or that others will not use our name to market their products.  In addition, because of our lack of funds, even if we do obtain trademark protection, we may not have the funds to litigate against any infringers.

Risks Related to our Common Stock

There is a limited market for our common stock, which may make it difficult for you to sell your stock.

Our common stock trades on the OTC Pink under the symbol "BOTY." There is a limited trading market for our common stock and there is frequently no trading in our common stock.  We believe that our public float consists of less than 2,000 shares.  There are many days on which there is no trading in our stock, and, the OTC Markets website reported no sales during the period from March 25, 2015 through August 18 , 2015, there were only two days on which a sale was reported.  Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of our stockholders to sell our common stock, or the prices at which holders may be able to sell our common stock.  Further, because of the thin float, the reported bid and asked prices may have little relationship to the price you would pay if you wanted to buy shares or the price you would receive if you wanted to sell shares.

Because our common stock is not registered pursuant to the Securities Exchange Act of 1934, you will not have the benefit of protections provided by that Act.

The Securities Exchange Act requires companies whose securities are registered under the Securities Exchange Act to provide shareholders with a proxy statement or information statement in connection with actions taken by shareholders, requires officers, directors and 10% shareholders to report purchases and sales of the issuer's common stock, pay to the issuer short-term profits and requires 5% stockholders to report their holding in a filing with the SEC and requires the issuer to file annual, quarterly and periodic reports with the SEC.  Further, any investors who hold restricted shares will not be able to sell shares under Rule 144.  Although we have filed a registration statement pursuant to the Securities Exchange Act, until the registration statement becomes effective, our stockholders will not have the benefits and protections provided by the Securities Exchange Act.

Because our chief executive officer owns approximately 47.3% of our common stock and our two directors and officers own 57.0% of our common stock, they can take actions requiring stockholder consent without prior notice to or the approval of other stockholders.

Our chief executive officer, who is our largest stockholder, owns approximately 47.3% of our common stock and our two directors and officers own approximately 57.0% of our common stock.  As a result, they have the ability to elect all of our directors and to take any other action that requires stockholder approval without consulting other stockholders and without the participation of other stockholders.  As long as our common stock is not registered pursuant to the Securities Exchange Act, our officers and directors can take action without notice to the other stockholders.

Because our common stock may be a penny stock, you may have difficulty selling them in the secondary trading market.

Federal regulations under the Securities Exchange Act regulate the trading of "penny stock," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Prior to the 800-for-one reverse split, our stock was quoted at prices which were less than $0.01 per share.  Although our common stock has been quoted at prices in excess of $5.00 per share following the reverse stock split and has recently been quoted at $5.00 per share, we cannot assure you that our stock price will not fall below $5.00, which would subject it to the penny stock rules.  If our common stock is a penny stock, it may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

In addition, to the extent that our stock is a penny stock, broker-dealers may not process trades in our stock and brokers that do permit trades in our stock must take certain steps prior to selling a penny stock, which steps include:

•    Obtaining financial and investment information from the investor;

•    Obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

•    Providing the investor a written identification of the shares being offered and the quantity of the shares.

If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our shareholders, therefore, may have difficulty in selling their shares in the secondary trading market, and some broker-dealers will not process purchases or sales of penny stocks.

Because we were a penny stock prior to the reverse acquisition and we have a very small public float, brokers may treat our stock in the same manner as a penny stock regardless of our stock price.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

There is currently no active market for our common stock, and an active market for our common stock may never develop.  Our common stock is quoted on the OTC Pink market, which is not a national securities exchange and does not provide the benefits to stockholders which a national exchange provides.  Furthermore, according to the OTC Markets website, the OTC Pink "is for all types of companies that are there by reasons of default, distress or design, which is why they are further segmented based on the level of information that they provide."  If a market does not develop then investors would be unable to sell any of our common stock likely resulting in a complete loss of their investment.  Should a market develop, the price may fluctuate significantly in response to a number of factors, many of which are beyond our control and may be in addition to the factors disclosed in this prospectus.

Because we do not have any significant public float, any purchase or sales of our common stock could have a significant effect on the price of our stock.

We believe that the public float for our common stock is less than 2,000 shares, and we believe that a significant number of the public stockholders own less than a round lot.  As a result, any sales of even a modest number of shares could have a significant effect upon the market price of our common stock.  Because of the low public float and the absence of any significant trading volume, the reported prices may not reflect the price at which you would be able to sell shares if you want to sell any shares you own or buy shares if you wish to buy share.  Further, stocks with a low public float may be more subject to manipulation than a stock that has a significant public float.

Brokers may be reluctant to effect transactions in our stock.

Brokerage firms have internal policies which limit the ability of a customer to purchase certain stocks.  Because of the low public float and trading volume as well as our historical stock price, your broker may refuse to process a purchase or sale of our common stock.  In addition, brokers that will process a purchase or sale of our common stock may require a commission that is higher than they would charge for trades in other securities.

Because we are a former shell, we may not be able to continue to maintain our DTC eligibility, which could impair the market and market price for our common stock.

As a result of our recent reverse acquisition and reverse stock split and because we are a former shell, the Depository Trust Company is reviewing our eligibility for electronic delivery, which effects the ability of brokers to hold shares in street name.  We cannot assure you that our stock will continue to be DTC eligible.  In the event that we cease to be DTC eligible, it may be more difficult for you to sell any shares you own and brokers may be reluctant to handle purchases and sales of our stock, which could affect both the market price of and the market for our common stock.

We do not anticipate that any brokerage firms will provide coverage of us.

Brokerage firms are generally selective in determining which companies they will provide coverage.  We do not anticipate that any brokerage firms will provide coverage of our stock because of such factors as:

•    The absence of any significant public float;

•    The fact that we were a shell company prior to the completion of the reverse acquisition.

•	The fact that we acquired LFC through a reverse acquisition;

•	The absence of any operating history;

•	Uncertainty as to whether our common stock will be DTC eligible.

We do not intend to pay any cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events, conditions or performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Our forward-looking statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. In addition, such statements could be affected by risks and uncertainties related to, for example, our ability to produce and market our programs, our ability to enter into agreements necessary for us to produce and distribute our programs, including agreements relating to the venue, production and distribution of our programs, our ability to engage fighters to perform in programs; our success in establishing an effective marketing program; the attractiveness of our program to potential viewers, our success in raising financing; our success in identifying, hiring and retaining key personnel necessary for us to develop our business, our success in identifying areas of expansion and integrating new business activities with our initial business; our financial performance, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of August 18 , 2015, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions "Selling Stockholders" and "Plan of Distribution" has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The following table sets forth, as to each of the selling stockholders, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding
Giselle Dufourcq	700,000	700,000	0	0%
Natalia Lopera	700,000	700,000	0	0%
Hsu Tseng Hui	687,500	687,500	0	0%
Michael and Sonya Ogrizovich JTROS	625,000	625,000	0	0%
William R. Kruse	468,750	468.750	0	0%
Zima World Holdings Corp. [1]	468,750	468,750	0	0%
Elliot Gar Hung Choi	250,000	250,000	0	0%

1   Carlos Alonzo Cordoba, who is president of Zima World Holdings Corp., has the sole right to vote and dispose of the shares owned by Zima World Holdings Corp.
None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or with any of our predecessors or affiliates except as described below.

Issuances of Shares to Selling Stockholders

In February 2015, LFC borrowed a total of $5,250 from four individuals, for which LFC issued its 5% convertible promissory notes due September 30, 2015.  The lenders included two of the selling stockholders, Giselle Dufourcq and Natalia Lopera, each of whom lent $700 to LFC and received a convertible note in the principal amount of $700.   The notes did not become convertible until the completion of the reverse acquisition.  Pursuant to the Share Exchange Agreement relating to the reverse acquisition transaction, on March 31, 2015, we issued 11,500,000 shares of common stock to the holders of the LFC common stock and 5,250,000 shares of common stock to the holders of the convertible notes.  As holders of convertible notes, Ms. Dufourcq and Ms. Lopera each received 700,000 shares of common stock in exchange for her convertible note on March 31, 2015.

On March 31, 2015, contemporaneously with the closing relating to the reverse acquisition, we sold to four of the selling stockholders – Hsu Tseng Hui, Michael and Sonya Ogrizovich, Zima World Holdings Corp. and Elliot Gar Hung Choi – a total of 2,500,000 shares of common stock for a purchase price of $0.08 per share, for a total of $200,000.  The proceeds from the private placement were held in escrow on March 31, 2015, and were paid to us on April 2, 2015.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices that may or may not be related to the market price at the time. Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange if we are listed on an exchange at the time of sale;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus;

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable law.

Because we are a former shell, the selling stockholders cannot presently sell any of the shares pursuant to Rule 144 under the Securities Act.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the selling stockholders is an affiliate of broker-dealers.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We may be required to amend or supplement this prospectus in the event that (a) a selling stockholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling stockholder, in which case we will be required to amend or supplement this prospectus to name the selling stockholder, or (b) any one or more selling stockholders sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTC Pink under the symbol BOTY.  The former symbol for our common stock was OILL and, after the reverse stock split, OILLD.   The symbol was changed to BOTY on April 29, 2015.  The stock has been quoted since April 2009. However, there were no reported trades until September 2009.   The following table sets forth the range of quarterly high and low closing prices of our common stock as reported during the 2014 and 2015, based on information on the OTC Markets website and for 2013, based on information provided by InvestorPiont.com.  These prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions, and have been adjusted to reflect the 800-for-one reverse split, which became effective on March 20, 2015.

	2013		2014		2015
	High	Low	High	Low	High		Low
First quarter	$16.00	$1.60	$64.00	$16.00	$40.00		$8.00
Second quarter	16.00	4.00	48.00	20.00	30.50		5.00
Third quarter	40.00	4.00	47.04	24.08	5.00	*	5.00	*
Fourth quarter	40.00	16.00	28.16	8.80
__________
*             The information for the third quarter of 2015 is through August 18 , 2015.  According to the OTC Markets website, there were no shares traded during the third quarter of 2015.

As of August 18 , 2015, the reported sales price for our common stock was $5.00 per share, which was a sale on June 22, 2015.  Based on information on the OTC Markets website, during the period from March 25, 2015 through August 18 , 2015, there were only two days on which sales were reported.

Shareholders

As of June 18, 2015, we had approximately 246 shareholders of record of our common stock.

Transfer Agent

The transfer agent for the common stock is Island Stock Transfer Inc., 100 Second Avenue South, Suite 705S, St. Petersburg, Florida 33701, telephone (727) 289-0010.

Dividend Policy

We have not paid dividends and we do not anticipate paying dividends in the near future.

BUSINESS

We are a development-stage media company, which is developing and implementing a program of original entertainment which we plan to make available predominantly through live entertainment events, as well as through digital home video, broadcast television networks, video-on-demand and digital media channels.  Our business is focused on developing mixed martial arts fighting techniques, known as MMA, together with fictional character persona portrayed by beautiful women in attractive costumes based on their respective fictional characters for the purpose of providing entertainment.

Each of the fighters has a specific and unique persona and appearance.  We plan to promote our events in a manner to create interest in each of the fighters and in the success of each fighter against the others, in the manner similar to a MMA league.  We believe that our female fighters and their characters will enable us to develop and maintain an audience willing to attend our events or watch our events either live or through video on demand, and well as buying merchandise related to the events. Some of the fighters have followings independent of their participation in our events and perform in their character in other media or venues.

On August 8, 2015, we presented our first program, Lingerie Fighting Championships 20:  A Midsummer Night’s Dream, at the Hard Rock Hotel and Casino in Las Vegas, Nevada.  The program featured eight matches with 16 fighters.  The fighters are beautiful women in attractive costumes.  Each of the fighters has a specific and unique persona and appearance.  Our event was live and carried on pay per view cable in United States and Canada. We expect that the program or a one-hour edited version will be available through video on demand in a number of countries, including the United States, Canada, Mexico, most of South America, the United Kingdom, Italy, India, Australia and New Zealand.  Our source of revenue from this program includes a percentage of the fees received by the media distribution companies who carries our program, as well as from ticket sales and products related to the program.  We may also receive additional revenue from sales of products through our website and from sale of the program through video on demand and other post-event media distribution.  We are commencing discussions with respect to our second program, which we hope to schedule for October 2015.

Pursuant to an agreement dated as of June 4, 2015 with HRHH Hotel/Casino, LLC, d/b/a Hard Rock Hotel and Casino, we held our first program, Lingerie Fighting Championships 20: A Midsummer Night's Dream, at The  Joint venue at the Hard Rock Hotel on August 8, 2015.  We are looking to schedule a second event in Las Vegas in October 2015.

We have four agreements for the media distribution of Lingerie Fighting Championships 20: A Midsummer Night's Dream, which are described under "Business – Agreements Relating to our Programs."

In preparation for our first two events we have commenced the following and other related activities:

•
Booking the venue for each event.  Lingerie Fighting Championships 20: A Midsummer Night's Dream was presented at the Hard Rock Hotel and Casino in Las Vegas, Nevada.  We are e ntering into discussions with respect to our second event, which we would like to schedule for October 2015.

•
Engaging the fighters.  We do not employ any of fighters , trainers or coaches.   For each event we will enter into agreements with fighters which covers the fighters' services for a specific event.   We may engage different fighters for different events.  For Lingerie Fighting Championships 20: A Midsummer Night's Dream, we engaged 16 fighters who performed in eight matches.  We also engaged three coaches and trainers.

•	Entering into programming contracts for the distribution of our programs through various media and in various countries. We had four agreements for media distribution as described under "Business – Agreements Relating to our Programs."

•	Engaging other events personnel, including commentators, referees, ring girls, coaches and celebrity look-alikes. We and MultiVision engaged these personnel for Lingerie Fighting Championships 20 .

•	Scheduling training and rehearsals for the performers. The training and rehearsals are scheduled for the days preceding the show.

•	Hiring production crew and prepare production facilities. Pursuant to our agreement with MultiVision, MultiVision was responsible for hiring the production crews and preparing the facilities at the Hard Rock Hotel and Casino.

•
Arranging for the promotion and ticketing for the events.  The ticketing for Lingerie Fighting Championships 20: A Midsummer Night's Dream was handled through the normal channels used by the Hard Rock Hotel and Casino.  We believe that ticketing is typically handled through the channels used by the venue at which the programs are conducted.   We arrange for the promotion of the event.

•
Implementing a marketing program, including posters, fliers, commercials, trailers, including uploading the commercials and trailers to YouTube, radio script and advertising. We produced the print material and commercials for Lingerie Fighting Championships 20: A Midsummer Night's Dream.  We ordered promotional material such as T-shirts and DVD , and conducted a photo shoot during the third week in July 2015.  Following the photo shoot, we produced the program for the event.

•
Entering into agreements with sponsors.  We did not have any sponsors for Lingerie Fighting Championships 20: A Midsummer Night's Dream, and we cannot assure you that we will have sponsors for other programs .

We believe that our potential revenue sources for these events include, among other sources, tickets for the event, fees for the dissemination of our events through cable and satellite companies, and sales of products both at the event and through our website.  Although we did not have any sponsors for Lingerie Fighting Championships 20: A Midsummer Night's Dream, we may seek to attract sponsors for future programs, which, if we are able to do so, would provide us with an additional potential source of revenue.
Our costs relating to these events are significant, and our obligations are not dependent upon the success of the event.  We cannot assure you that we will be able to generate profits from those events that we do produce.
Our current strategic objective is to both develop and enhance our existing business and to enter into new or complementary businesses, such as merchandising, the creation of new forms of entertainment and brands, the development of new television programming and the development of branded location-based entertainment.  We anticipate that any such expansion of our business would be internally generated and, at least for the near future, not from acquisitions.  Because Shaun Donnelly, our chief executive officer, is responsible for all of our present business operations, the addition of new business segments could affect his ability to develop our current business.  We cannot assure you that we will be able to expand our business or that any expansion of our business will not materially impair our business, financial condition or the results of our operations
Prior to forming LFC, our chief executive officer, Shaun Donnelly, produced similar events which are available through the Internet.  However, these events were not broadcast live.

Organization
We are a Nevada corporation incorporated on November 29, 2006 under the name Sparking Events, Inc.  Our corporate name was changed to Xodtec Group USA, Inc. in June 2009, Xodtec LED, Inc. in May 2010, Cala Energy Corp. in September 2013 and Lingerie Fighting Championships, Inc. on April 1, 2015.

We do not have a principal office.  We maintain a mailing address at 6955 North Durango, Suite 1115-129, Las Vegas, NV 89149, telephone (702) 527-2942.  Our website is www.lingeriefc.com. Information on our website or any other website does not constitute a part of this prospectus.

Prior to March 31, 2015, we were a shell company not engaged in any business activities.  On March 31, 2015, pursuant to the Share Exchange Agreement, among us, LFC, and the holders of all of the outstanding common stock and convertible notes of LFC, the holders of the LFC common stock and convertible notes exchanged their common stock and convertible notes of LFC for a total of 16,750,000 shares of common stock, which represented 85.1% of our common stock after giving effect to the issuance of the shares pursuant to the Share Exchange Agreement and the shares of common stock issued in a private placement of 2,500,000 shares of common stock that was completed contemporaneously with the reverse acquisition.

Agreements Relating to our Programs

We entered into an agreement dated as of June 4, 2015 with HRHH Hotel/Casino, LLC, d/b/a Hard Rock Hotel and Casino pursuant to which we produced our first program, Lingerie Fighting Championships 20: A Midsummer Night's Dream at The  Joint venue at the Hard Rock Hotel on August 8, 2015.  The agreement grants us a license to use the hotel's premises to present, film and televise our program.  The ticketing for our program was controlled by the Hard Rock's ticket office.  The agreement provides that we receive the net gross revenue from ticket sales, less a $5.00 facility charge.  The Hard Rock has the right to sell merchandise at the event, with the revenue from the merchandise being split based on an agreed-upon formula.  The agreement gives us the right to distribute, exhibit and exploit the program by any means and through any media in perpetuity, subject to compliance with the Hard Rock's trademark guidelines with respect to the name of the hotel and pictures relating to the hotel.

Pursuant to an agreement with MultiVision Media, Inc., we granted MultiVision the exclusive right to distribute the program through all forms of television and video platforms in the United States, Mexico, Central and South America and the Caribbean and worldwide rights to live streaming as well as a right of first refusal with respect to our next two programs on substantially the same terms as our agreement covering Lingerie Fighting Championship 20: A Midsummer Night’s Dream.  MultiVision distributed the program live in the United States.  Pursuant to the agreement, MultiVision paid all costs associated with the live production, satellite distribution lighting, and television announcers.  MultiVision is to recover two times its estimated costs after which we and MultiVision will share in the net revenues generated by the program in accordance with a formula.

Pursuant to a distribution agreement, we granted Bell TV a license to carry our program on pay per view and video on demand in Canada.  Bell TV carried Lingerie Fighting Championships 20: A Midsummer Night’s Dream live by pay per view in Canada, and it has the right to offer the program or a one-hour version of the program through video on demand in Canada.   Pursuant to an agreement with Mauj Mobile Pvt. Ltd. we granted Mauj a non-exclusive right to distribute the program in India, United Arab Emirates, Saudi Arabia, South East region, Vietnam and the Philippines through mobile service provider, internet portals and websites and retail distribution.  Pursuant to these agreements we receive a percentage of the net revenue generated by the respective licensees.

We also have an agreement with Frequency Networks, Inc. pursuant to which Frequency has the right to distribute content that we provide Frequency and Frequency my distribute the content through various online and digital media. We intend to distribute promotional clips of our program pursuant to this agreement.

All of our distribution agreements grant the distributor a license to distribute in program or segments of the program in the media and territories set forth in the agreements.  However, the agreements do not include any requirements as to minimum payments to us, specific required distribution or minimum viewership.

We had agreements with 16 fighters and three coaches and trainers for Lingerie Fighting Championships 20: A Midsummer Night's Dream.  The agreements with the fighters typically provide for a fixed fee for training for and participating in the program.  The agreement includes a license to use the fighter's likeness in the program as well as in program-related merchandise, with the fighter receiving a percentage of sales of merchandise specific to her character.  The agreements do not restrict the fighters from using their fighting persona in other venues and media.

Intellectual Property

We do not have any trademarks.  Our agreement with the Hard Rock Hotel and Casino gives us the right to include in our program the hotel's name and logo subject to its trademark conditions.   Our agreements with the fighters will include a license to use their name, likeness, character, photograph, voice or caricature in connection with the program and advertising and other publicity for the program.  However, our license does not affect the right of the fighters to use their character for other purposes not related to our program.

Competition

Potential viewers have a virtually unlimited choice of entertainment programming which they may view through numerous media.  Although we have tried to design a programming format which we believe is unique, we compete with not only other MMA events, such as WWE Network, but other sports and entertainment events which are both televised live and are made available through video on demand, as well as commercial television and cable programming and other leisure activities.  In the current media environment, all entertainment events are competitive.  If we cannot attract a sufficient audience to our programs, we will not only fail to generate sufficient revenue to enable us to operate profitably, but it will become increasingly difficult for us to negotiate media distribution agreements on favorable terms, since media distribution companies look for content for which there is a sufficient market.  Many entertainment products fail to attract a sufficient audience, with the result that the programming is discontinued.  We cannot assure you that we will be able to generate a sufficient audience for our programming to enable us to continue to produce our programs.

Government Regulations

States in which we conduct our programs may have regulations which cover activities such as our programs.  Nevada, where we are scheduled to hold Lingerie Fighting Championships 20: A Midsummer Night's Dream on August 8, 2015 and where we are looking to hold our second program in October 2015, has regulations covering "unarmed combat," which are subject the jurisdiction of and regulation by the Nevada State Athletic Commission. Since our programs do not involve contact which is reasonably expected to inflict injury, we believe that Lingerie Fighting Championships 20: A Midsummer Night's Dream was not subject to the jurisdiction of the Nevada State Athletic Commission.  If rules change or if our business format changes or if we are perceived as being an athletic full contact sport that comes within the definition of "unarmed combat," we could become subject to such regulations.   If we schedule programs in other states in the United States or in other countries, we may be subject to government regulations relating to those events.  If we fail to comply with applicable regulations, we may be prohibited from promoting and conducting our live events in that jurisdiction. If we hold programs in other states in the United States or provinces of Canada, we may be subject to other regulations in those states or province.

The production of television programming by independent producers is not directly regulated by the federal or state governments, but the marketplace for television programming in the United States and internationally is substantially affected by government regulations applicable to, as well as social and political influences on, television stations, television networks and cable and satellite television systems and channels. We voluntarily designate the suitability of each of our television shows using standard industry ratings. Changes in governmental policy and private-sector perceptions could further restrict our program content and adversely affect our levels of viewership and operating results.

We intend to conduct business using the Internet and will be subject to a number of foreign and domestic laws and regulations relating to consumer protection, information security, data protection and privacy, among other things. Many of these laws and regulations are still evolving and could be interpreted in ways that could harm our business. In the area of information security and data protection, the laws in several states require companies to implement specific information security controls to protect certain types of information. Likewise, all but a few states have laws in place requiring companies to notify users if there is a security breach that compromises certain categories of their information.

Employees

We do not have any employees other than our chief executive officer, who devotes most of his time to our business.  Our chief financial officer, who performs his services on an as-needed basis, is a consultant to us.  We do not employ any fighters, coaches or trainers.  We engage these personnel for each event, and we may engage different personnel for different events.

Property

We do not have an executive office, and we do not own or lease any real property.

Legal Proceedings

There are no material legal proceedings pending against us.

MANAGEMENT'S DISCUSSION AND ANALYSIS FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Reverse Acquisition

Prior to March 31, 2015, we were a shell company not engaged in any business activities.  On March 31, 2015, pursuant to the Share Exchange Agreement, among us, LFC, and the holders of all of the outstanding common stock and convertible notes of LFC, the holders of the LFC common stock and convertible notes exchanged their common stock and convertible notes of LFC for a total of 16,750,000 shares of common stock, which represented 85.1% of our common stock after giving effect to the issuance of the shares pursuant to the Share Exchange Agreement and the shares of common stock issued in the private placement described in the following paragraph.  The issuance of the 16,750,000 shares of common stock to the former holders of LFC's common stock and convertible notes in exchange for the capital stock of LFC is referred to as the reverse acquisition transaction.  Contemporaneously with the completion of the reverse acquisition transaction, the sole director and chief executive officer of LFC became a director and our chief executive officer.  As a result of the reverse acquisition, our business has become the business of LFC.

On March 31, 2015, contemporaneously with the closing pursuant to the Share Exchange Agreement, we issued 2,500,000 shares of common stock for a purchase price of $0.08 per share, for a total of $200,000.  The proceeds from the private placement were held in escrow on March 31, 2015, and were paid to us on April 2, 2015.

Under generally accepted accounting principles, the acquisition by us of LFC is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the acquisition by LFC of us with the issuance of stock by LFC for the net monetary assets of the Company.  This transaction is reflected as a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition. Under reverse acquisition accounting, the comparative historical financial statements of the Company, as the legal acquirer, are those of the accounting acquirer, LFC.  As a result, the comparable financial statements for prior period will be the financial statements of LFC.  The accompanying financial statements reflect the recapitalization of the stockholders' equity as if the reverse acquisition transactions occurred as of the beginning of the first period presented.  Thus, the 11,500,000 shares of common stock issued to the former LFC stockholders are deemed to be outstanding for all periods reported since the date of the issuance by LFC of the underlying shares of LFC's common stock.  The 424,977 shares of common stock held by our stockholders prior to the reverse acquisition are deemed to have been issued on March 31, 2015, the closing date for the reverse acquisition transaction.

Because LFC was formed on July 21, 2014, we do not have comparative financial statements for the  six months ended June 30 , 2014 or the year ended December 31, 2013.

Overview

We are engaged in the business of developing and marketing live entertainment involving scripted mixed marital arts events featuring attractive and athletic women, each of whom dresses as a specific character.

On August 8, 2015, we presented our first program, Lingerie Fighting Championships 20:  A Midsummer Night’s Dream, at the Hard Rock Hotel and Casino in Las Vegas, Nevada.  The program featured eight matches with 16 fighters.  The fighters are beautiful women in attractive costumes.  Each of the fighters has a specific and unique persona and appearance.  Our event was live and carried on pay per view cable in United States and Canada. We expect that the program or a one-hour edited version will be available through video on demand in a number of countries, including the United States, Canada, Mexico, most of South America, the United Kingdom, Italy, India, Australia and New Zealand.  Our source of revenue from this program includes a percentage of the fees received by the media distribution companies who carries our program, as well as from ticket sales and products related to the program.  We may also receive additional review from sales of products through our website and from sale of the program through video on demand and other post-event media distribution.  We are commencing discussions with respect to our second program, which we hope to schedule for October 2015.

Pursuant to an agreement with MultiVision Media, Inc., we granted MultiVision the exclusive right to distribute Lingerie Fighting Championships 20: A Midsummer Night’s Dream through all forms of television and video platforms in the United States, Mexico, Central and South America and the Caribbean and worldwide rights to live streaming as well as a right of first refusal with respect to our next two programs.  Pursuant to the agreement, MultiVision paid all costs associated with the live production, satellite distribution lighting, and television announcers.  MultiVision is to recover two times its estimated costs after which we and MultiVision will share in the net revenues generated by the program in accordance with a formula.  MultiVision has a right to be the exclusive media distributor in the same territories for our next two programs.  If MultiVision exercises its right, it will pay the costs and will receive twice the estimated costs before we participate, which will both limit our exposure for costs of the program and affect our share of revenue from those programs.

Although we did not generate any revenue during the six months ended June 30, 2014, we did incur costs of revenue during the three months ended June 30, 2015, which resulted in a negative gross profit for the six months ended June 30, 2015.  Our share of the revenue from the transmission of our program is based on reports from the media companies which distribute our programs.  Some of these distribution companies are subdistributors from companies to which we granted distribution rights.  As a result, there is a considerable delay from the time we produce our programs until the date on which we generate revenue from the media distribution of our programs, and there may be a further delay from the time the distributors report revenue until we receive payment.

Our costs relating to these events are significant, and our obligations are not dependent upon the success of the event.  We cannot assure you that we will be able to conduct our proposed events or to generate profits from those events that we do produce.  MultiVision paid the production costs for our first program.  Because MultiVision must recover twice its estimated costs before we participate in the revenue from our program, we may not recognize significant, if any, revenue from the distribution of Lingerie Fighting Championships 20: A Midsummer Night’s Dream” by MultiVision in the United States, Mexico, Central and South America and the Caribbean.

Critical Accounting Policies and Estimates

Basis of Presentation

Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in United States dollars.  We use the accrual basis of accounting and have adopted a December 31 fiscal year end.  At June 30 , 2015,  we had no subsidiaries .

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates. We continually evaluates its estimates and judgments. We base our estimates and judgments on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known, even for estimates and judgments that are not deemed critical.

Cash and Cash Equivalents

We consider all highly liquid investments with the original maturities of three months or less to be cash equivalents. We had $ 116,971 and $3,580 in cash at June 30 , 2015 and December 31, 2014, respectively.

Revenue Recognition
We recognize revenue from the sale of goods and services in accordance with ASC 605, "Revenue Recognition."  Revenue is recognized only when all of the following criteria have been met: (i) persuasive evidence for an agreement exists; (ii) service has been provided or goods has been delivered; (iii) the payment is fixed or determinable; and (iv) collection is reasonably assured.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

(Loss) Per Share of Common Stock

Basic (loss) per share of common stock is calculated by dividing our net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated by dividing our net income available by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no common stock equivalents outstanding for the  six months ended June 30 , 2015 or the period July 21, 2014 (inception) to December 31, 2014.  For purpose of determining outstanding shares, the shares of common stock issued to pursuant to the Share Exchange Agreement are deemed outstanding from the date of the issuance of the underlying LFC common stock, and the shares held by our stockholders prior to the reverse acquisition are deemed outstanding from the date of the reverse acquisition, which is March 31, 2015.  Because we generated a net loss for the  six months ended June 30 , 2015 and the period July 21, 2014 (inception) to December 31, 201 4 , basic and diluted loss per share are the same.

Stock-based Compensation

Stock - based compensation is accounted for based on the requirements of the Share-Based Payment topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award. The Accounting Standards Codification also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the "measurement date." The expense is recognized over the period of services or the vesting period, whichever is applicable. Until the measurement date is reached, the total amount of compensation expense remains uncertain. We record compensation expense based on the fair value of the award at the reporting date. The awards to consultants and other third-parties are then revalued, or the total compensation is recalculated based on the then current fair value, at each subsequent reporting date.

Recent Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted.

We evaluated and adopted ASU 2014-10 since the reporting period ended December 31, 2014.

The Company's management has considered all recent accounting pronouncements. Management believes that these recent pronouncements except ASU 2014-10 will not have a material effect on the Company's financial statements.

Going Concern

Our financial statements have been prepared in conformity with GAAP, which contemplate our continuation as a going concern. We have not generated any revenues since inception, we have sustained losses since our organization and we require funding for our operations.  These conditions raise substantial doubt as to our ability to continue as a going concern.

Management anticipates that we will be dependent, for the near future, on additional investment capital to fund operating expenses.  We can give no assurances that we can or will become financially viable and continue as a going concern.

Results of Operations for the  six months ended June 30 , 2015 and the period July 21, 2014 (inception) to December 31, 2014

We had no revenue for either the  six months ended June 30 , 2015 or the period from July 21, 2014 (inception) to December 31, 2014.

During the six months ended June 30, 2015, we had a negative gross profit of $13,715, general and administrative expenses of $46,106, an operating loss of $59,821, interest expense of $5,250, and a net loss of $65,071, or $0.00 per share (basic and diluted).  The negative gross profit resulted from our having incurred costs relating to Lingerie Fighting Championships 20: A Midsummer Night’s Dream during the second quarter of 2015 without any revenue.  The interest expense represents the amortization of the beneficial conversion feature of convertible notes that were issued and exchanged for common stock during the six months ended June 30, 2015. The general and administrative expenses are primarily legal and accounting expenses and include $7,600 representing the value of common stock issued to our former counsel during the second quarter of 2015 pursuant to a release agreement with such counsel.  The interest expense represents the beneficial conversion feature on our convertible notes in the principal amount of $5,250 which were issued in February 2015 and exchanged for common stock pursuant to the Share Exchange Agreement on March 31, 2015.   During the period from July 21, 2014 (inception) to December 31, 2014, we incurred operating expenses of $264, which were principally general and administrative services , and a loss of $264, or $0.00 per share (basic and diluted).  We did not incur any expenses for executive compensation in either period.

Liquidity and Capital Resources

At June 30, 2015, we had working capital of $116,971, representing our cash on hand, most of which represents the balance remaining from our $200,000 private placement on March 31, 2015.  We used the proceeds to pay $36,000 in loans which were incurred by the acquired company prior to the reverse acquisition as well as our ongoing operating expenses and expenses included in cost of revenue relating to Lingerie Fighting Championships 20: A Midsummer Night’s Dream.

Our cash used in operating activities of $58,437 reflects primarily our net loss of $65,071 and the change is accounts payable of $6,216 reflecting the payment of accounts payable and accrued expenses of the company acquired in the reverse acquisition transaction, partially offset by the value of the stock issued to our former counsel $7,600 and the amortization of beneficial conversion feature of $5,250, which is reflected as interest on our statement of operations.  Our cash flow provided by investing activities represents the cash received from the reverse acquisition.  The cash flow from financing activities reflects primarily the $200,000 proceeds from our private placement, net of the $36,215 payment of notes which were incurred by the acquired company during the six months ended June 30, 2015.

The balance of the net proceeds from our private placement of $200,000 will provide us with funding for our immediate needs.  However, we have generated no revenues from inception through June 30, 2015.  We cannot quantify either the amount or the timing of any revenue we may have generated from Lingerie Fighting Championships 20: A Midsummer Night’s Dream.   There is a significant delay between the date we present our program and the receipt of any proceeds generated from the media distribution program.

We have sustained losses since our organization and we require funding to generate revenue.  Our initial expenses related to the development and production of Lingerie Fighting Championships 20: A Midsummer Night’s Dream, and we are beginning to incur ongoing operating expenses as we plan for out next program. We anticipate that we will be dependent, for the near future, on additional investment capital or other sources to fund our operations.  We can give no assurances that we can or will become financially viable and continue as a going concern.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers are:

Name	Age	Position
Shaun Donnelly	47	Chief executive officer, president and director
Terry Butler	56	Chief financial officer and director

Shaun Donnelly has been chief executive officer and a director since the completion of the reverse acquisition on March 31, 2015.  Mr. Donnelly is an entertainment industry veteran who has created, produced and directed television series for such networks as Starz, AMI, ITV, Playboy TV, UKTV and YouToo.  Mr. Donnelly served as LFC's chief executive officer and sole director of LFC since its inception on July 21, 2014, and from April 2013 to July 2014, Mr. Donnelly operated a business similar to LFC's as a sole proprietorship, during which time he produced two events.  Since 2005, Mr. Donnelly has served as the head of Canada's Mind Engine Entertainment, where he has produced several feature films including the recently completed "Gone By Dawn."  Prior to getting into TV and film, Mr. Donnelly worked in the advertising industry where, in 1993, he founded Stormedia Communications, an Edmonton-based ad agency that specialized in oil and gas clients. He also published the literary digest Writer's Block Magazine for seven years and has worked as a writer and columnist for numerous magazines and newspapers.  Mr. Donnelly attended Grant MacEwan University where he earned diplomas in Advertising & Public Relations and Audio Visual Communications.  Mr. Donnelly does not believe that his duties with Mind Engine Entertainment will interfere with his duties as our chief executive officer.

Terry Butler has been our chief financial officer and a director since July 2012.  Mr. Butler also served as chief executive officer from July 2012 until the completion of the reverse acquisition with LFC on March 31, 2015.  Mr. Butler is a serial entrepreneur with over twenty five years of business experience that ranges across many industries.  Mr. Butler earned his undergraduate degree in accounting from Indiana University and his MBA from Harvard Business School.  He is a licensed certified public accountant, although he does not practice accounting.  Mr. Butler's has a full-time teaching positions at Indiana University for the coming term.

We have no audit, compensation or nominating committee. The functions of these committees are performed by the board of directors. We do not have any independent directors.  Both of our directors are also our executive officers.

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the years ended December 31, 2014 and 2013 by each person who served as chief executive officer and chief financial officer during the period July 21, 2014 (inception) to December 31, 2014.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Shaun Donnelly, chief executive officer[1]	2014	-	-	-	-	-
Terry Butler, chief executive and financial officer[2]	2014 2013	- -	- -	- -	- -	- -

1            Mr. Donnelly has been chief executive officer since LFC's organization on July 21, 2014.  Mr. Butler was our chief executive officer and chief financial officer prior to the reverse acquisition on March 31, 2015.  Upon the completion of the reverse acquisition, Mr. Donnelly became our chief executive officer and Mr. Butler continued as chief financial officer.

2            Through December 31, 2014, Mr. Butler had accrued compensation of $270,000, which represented compensation through August 31, 2014 from us, then known as Cala Energy Corp.  In February 2015, Mr. Butler forgave $270,000 of accrued compensation which was treated as a contribution to our capital.  The forgiveness of compensation was effective prior to the reverse acquisition transaction.  As a result of the forgiveness of accrued compensation, Mr. Butler's compensation for the periods shown in the summary compensation table is shown as zero.

Grants of Plan-Based Awards

None of our officers or directors holds any options at December 31, 2014.  We have one executive incentive plan, the 2010 long-term incentive plan, which covers 2,125 shares of common stock.  The plan permits the grant of options, stock grants and other forms of equity-based incentive.  No options are outstanding under this plan.

Pension Benefits

We currently have no plans that provide for payments or other benefits at, following, or in connection with retirement of our officers.

Employment Agreements

We have no employment agreements with our current executive officers.

PRINCIPAL STOCKHOLDERS

The following table provides information at to shares of common stock beneficially owned as of August 18 , 2015:

•	each director;

•	each officer named in the summary compensation table;

•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

•	all directors and executive officers as a group.

Name	Shares of CommonStock Beneficially Owned	Percentage
Shaun Donnelly	9,350,000	47.3%
Terry Butler	1,925,000	9.7%
Danny Chan	1,925,000	9.7%
All officers and directors as a group (two individuals)	11,275,000	57.0%

The address for Mr. Donnelly and Mr. Butler is c/o Lingerie Fighting Championships, Inc., 6955 North Durango Drive, Suite 1115-129, Las Vegas, NV 89149.  The address of Mr. Chan is 11650 Olio Road, Suite 1000-199, Fishers, IN 46037.

None of the persons named in the table hold options or other rights to acquire common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 31, 2014, Mr. Butler, Mr. Chan and one non-affiliated person each made a $12,000 loan to us (then known as Cala Energy Corp.) and received a 10% senior promissory note in the principal amount of $12,000.  The notes were due December 31, 2015 or earlier in the event that we completed a private placement of our stock.  The notes were paid from the proceeds of a $200,000 private placement of our common stock on March 31, 2015, contemporaneously with the completion of the reverse acquisition with LFC.  Mr. Chan was not a related party at December 31, 2014, and is deemed to have become a related party solely as a result of his acquisition of more than 5% of our common stock on March 31, 2015 pursuant to the Share Exchange Agreement relating to the reverse acquisition transaction.

In February 2015, Mr. Butler and Mr. Chan each made a loan to LFC in the amount of $1,925.  The notes had a September 30, 2015 maturity date, and were converted into 1,925,000 shares of common stock pursuant to the share exchange agreement relating to the reverse acquisition.  At the time of the issuance of the shares upon conversion of the promissory notes, neither Mr. Butler nor Mr. Chan held any equity interest in our securities.  Two non-affiliated individuals, Giselle Dufourcq and Natilia Lopera, who are selling shareholder, each made a $700 loan to LFC and received 700,000 shares of common stock pursuant to the Share Exchange Agreement.  Neither Mr. Butler nor Mr. Chan had any stock or other equity interest in our equity securities other than the convertible notes prior to the completion of the reverse acquisition.

In addition, during 2014, Mr. Butler made a $100 advance to us, and Mr. Donnelly made a $115 advance to LFC prior to the reverse acquisition.  These advances are included in loans payable at March 15, 2015.

Through December 31, 2014, Mr. Butler had accrued compensation of $270,000, which represented compensation through August 31, 2014 from us, then known as Cala Energy Corp.  In February 2015, Mr. Butler forgave $270,000 of accrued compensation which was treated as a contribution to our capital.  The forgiveness of compensation was effective prior to the reverse acquisition transaction.

Pursuant to the share exchange agreement relating to the reverse acquisition with LFC, on March 31, 2015, Mr. Donnelly exchanged his common stock in LFC for 9,350,000 shares of common stock, representing 47.3% of our outstanding common stock after giving effect to the shares of common stock issued in connection with the reverse acquisition transaction and the related private placement.  Prior to the issuance of these shares, Mr. Donnelly had no equity or other interest in us.  He became our chief executive officer and a director as a result of the reverse acquisition transaction.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.   Holders of our common stock are entitled to equal voting rights, consisting of one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The presence, in person or by proxy duly authorized, of the holders of one-third of the issued and outstanding shares of stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets subject to the rights of any holders of any series of preferred stock which may then be outstanding.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future.

Preferred Stock

Our articles of incorporation give our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights granted to the holders of a series of preferred stock could restrict payment of dividends on the common stock, dilute the voting power of the common stock, impair the liquidation rights of the holders of the common stock and delay or prevent a change in control without further action by stockholders.  We have no present plans to issue any shares of preferred stock.

Nevada Law and Certain Provisions of our Articles of Incorporation and Bylaws

Nevada law (NRS78.378 through 78.3793) has restrictions on business combinations with interested stockholders.   Nevada law defines an interested stockholder as an acquiring person, an officer or director of the corporation or an employee of the corporation.  An acquiring person means any person who, individually or in association with others, acquires or offers to acquire a controlling interest in an issuing corporation.  An issuing corporation means a Nevada corporation that has at least 200 stockholders, of which at least 100 have addresses in Nevada, and does business in Nevada either directly or through an affiliates.  In addition, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. The provisions of Nevada law relating to these transactions apply to any acquisition of a controlling interest in an issuing corporation unless the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that the provisions of those sections do not apply to the corporation.  Our by-laws provide that NRS78.378 through 78.3793 do not apply.

Our articles of incorporation provide that the liability of directors to us for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.  NRS 78.138 provides, that, with certain limited exceptions, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (a) the director's or officer's act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our articles of incorporation have broad provisions for the indemnification of directors and officers.  Article SIXTH of our articles of incorporation provides as follows:

(a)            Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Chapter 78 of the Nevada Revised Statutes, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Article SIXTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Chapter 78 of the Nevada Revised Statutes requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SIXTH or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)            Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(c)            Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Chapter 78 of the Nevada Revised Statutes.

Our bylaws provide for indemnification to the maximum extent permitted by Nevada law.

SEC Policy on Indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Penny-Stock Rules

The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years, or has average revenue of at least $6,000,000 for the last three years.

As a result, our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent losses to investors.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

If our stock is a "penny stock" we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

Transfer Agent

The transfer agent for the common stock is Island Stock Transfer Inc., 100 Second Avenue South, Suite 705S, St. Petersburg, Florida 33701, telephone (727) 289-0010.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our financial statements included in this prospectus as of December 31, 2014 and for period July 21, 2014 (inception) to December 31, 2014 have been included in reliance on the reports of MaloneBailey LLP, an independent registered public accounting firm, given on the authority of this firm as an expert in accounting and auditing in issuing a report for 2014.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement.  We file periodic reports with the Securities and Exchange Commission, including annual reports which include our audited financial statements and quarterly reports although we are not currently required to make such filings pursuant to the Securities Exchange Act.  We also plan to include our SEC filings on our website.  The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a website which provides online access to reports, registration statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Lingerie Fighting Championships, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheet of Lingerie Fighting Championships, Inc. (the "Company") as of December 31, 2014 and the related statements of operations, stockholders' equity and cash flows for the period from July 21, 2014 (inception) through December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014, and the results of its operations and its cash flows for the period from July 21, 2014 (inception) through December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred recurring losses, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the financial statements, the December 31, 2014 financial statements have been restated to correct misstatements.

/s/ MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas

April 6, 2015, except for Note 1 which is dated July 23, 2015

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets
Cash	$116,971	$3,580
Total current assets	$116.971	$3,580

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$-	$116
Total current liabilities	-	116

Stockholders' equity
Preferred stock, par value $0.001 per share , 10,000,000 shares authorized and no shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 400,000,000 shares authorized, 19,769,977 and 11,500,000 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	1,977	1,150
Additional paid in capital	180,329	2,578
Accumulated deficit	(65,335)	(264)
Total stockholders' equity	116,971	3,464
Total liabilities and stockholders' equity	$116,971	$3,580

See notes to financial statements

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
STATEMENTS OF OPERATIONS

		July 21, 2014
	Six months ended	(inception) to
	June 30, 2015	December 31, 2014
	(Unaudited)

Revenue	$-	$-
Cost of revenue	13,715	-

Gross profit	(13,715)	-

Operating expenses
General and administrative expenses	46,106	264
Total operating expense	46,106	264

Other expense
Interest expense	(5,250)	-
Total other expense	(5,250)	-
Loss before income taxes	(65,071)	(264)
Provision for income taxes	-	-
Net Loss	$(65,071)	$(264)
Basic and diluted net loss per share	$(0.00)	$(0.00)
Basic and diluted weighted average number of common shares outstanding	15,619,519	9,825,949

See notes to financial statements

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Number of Shares	Amount	Capital	Deficit	Equity
Balance - July 21, 2014 (inception)	-	$-	$-	$-	$-
Common shares issued for cash	11,500,000	1,150	65	-	1,215
Advance forgiven by related party	-	-	2,513	-	2,513
Net loss	-	-	-	(264)	(264)
Balance - December 31, 2014	11,500,000	1,150	2,578	(264)	3,464
Common stock issued for conversion of debt	5,250,000	525	4,725	-	5,250
Sale of common stock	2,500,000	250	199,750	-	200,000
Common stock issued for compensation	95,000	10	7,590	-	7,600
Beneficial conversion feature on convertible debt	-	-	5,250	-	5,250
Reverse acquisition adjustment	424,977	42	(39,564)	-	(39,522)
Net loss	-	-	-	(65,071)	(65,071)
Balance – June 30, 2015 (Unaudited)	19,769,977	$1,977	$180,329	$(65,335)	$116,971

See notes to financial statements

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
STATEMENTS OF CASH FLOWS

		July 21, 2014
	Six months ended	(inception) to
	June 30,	December 31,
	2015	2014
	(Unaudited)

Cash Flows from operating activities:
Net loss	$(65,071)	$(264)
Adjustments to reconcile net loss to net cash
used in operating activities :
Amortization of beneficial conversion feature	5,250	-
Stock-based compensation	7,600	-
Changes in operating assets and liabilities:
Accounts payable and accrued expense	(6,216)	116
Net cash used in operating activities	(58,437)	(148)

Cash flows from investing activities:
Cash receipt from reverse acquisition	2,578	-
Net cash provided by investing activities	2,578	-

Cash flows from financing activities:
Capital contribution from related party	-	2,513
Proceeds from issuance of common stock	200,000	1,215
Repayment of notes	(12,000)
Repayment of notes – related party	(24,000)
Proceeds from related party convertible debt	3,850	-
Proceeds from convertible debt	1,400	-
Net cash provided by financing activities	169,250	3,728

Net increase in cash	113,391	3,580
Cash, beginning of the period	3,580	-
Cash, end of the period	$116,971	$3,580

Supplementary information
Cash paid during the period for:
Interest	$100	$-
Income taxes	$-	$-

Non cash investment and financing activities:
Advance forgiven by related party	$-	$2,513
Net liabilities assumed in the reverse acquisition	$39,522	$-
Common stock issued for conversion of debt	$5,250	$-
Discount to debt for beneficial conversion feature	$5,250	$-

See notes to financial statements

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
Notes to Financial Statements
December 31, 2014 and June 30, 2015 (unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS
(a) Organization
Lingerie Fighting Championships, Inc. (the "Company") is a Nevada corporation incorporated on November 29, 2006 under the name Sparking Events, Inc.  The Company's corporate name was changed to Xodtec Group USA, Inc. in June 2009, Xodtec LED, Inc. in May 2010, Cala Energy Corp. in September 2013 and Lingerie Fighting Championships, Inc. on April 1, 2015.
The Company is a development-stage media company, which is developing and implementing a program of original entertainment for mature audiences which it plans to make available predominantly through live entertainment events, as well as through digital home video, broadcast television networks, video-on-demand and digital media channels.  Prior to the reverse acquisition transaction described below, the Company was a shell corporation, and had been a shell corporation since February 28, 2013.
References to LFC relate to Lingerie Fighting Championships, Inc. as it existed prior to the reverse acquisition transaction.  As a result of the reverse acquisition transactions, on March 31, 2015, LFC became a wholly-owned subsidiary of the Company, and on April 1, 2015, pursuant to an agreement of merger between the Company and LFC, LFC was merged into the Company and the Company's corporate name was changed to Lingerie Fighting Championships, Inc.
On March 31, 2015, the Company, pursuant to a share exchange agreement (the "Share Exchange Agreement"), among the Company, LFC, and the holders of all of the outstanding common stock and convertible notes of LFC exchanged their common stock and convertible notes of LFC for a total of 16,750,000 shares of common stock, which represented 85.1% of the Company's common stock after giving effect to the issuance of the shares pursuant to the Share Exchange Agreement and the shares of common stock issued in the private placement described in the following paragraph.  The issuance of the 16,750,000 shares of common stock to the former holders of LFC's common stock and convertible notes in exchange for the capital stock of LFC is referred to as the reverse acquisition transaction.  The sole director and chief executive officer of LFC became a director and the chief executive officer of the Company.  As a result of the reverse acquisition, the Company's business has become the business of LFC.
On March 31, 2015, contemporaneously with the closing pursuant to the Share Exchange Agreement, the Company issued 2,500,000 shares of common stock for a purchase price of $0.08 per share, for a total of $200,000.  The proceeds from the private placement were held in escrow on March 31, 2015, and were paid to the Company on April 2, 2015.  None of the purchasers in the private placement are affiliates of the Company.
Under generally accepted accounting principles, the acquisition by the Company of LFC is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the acquisition by LFC of the Company, then known as Cala Energy Corp., with the issuance of stock by LFC for the net monetary assets of the Company.  The assets and liabilities assumed were $2,578 and $42,100, respectively.  This transaction is reflected as a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition. Under reverse acquisition accounting, the comparative historical financial statements of the Company, as the legal acquirer, are those of the accounting acquirer, LFC.  As a result, the comparable financial statements for prior period will be the financial statements of LFC.   The accompanying financial statements reflect the recapitalization of the stockholders' equity as if the reverse acquisition transactions occurred as of the beginning of the first period presented.  Thus, the 11,500,000 shares of common stock issued to the former LFC stockholders are deemed to be outstanding for all periods reported from the date of the issuance of the underlying LFC securities, the 424,977 shares of common stock held by the Company's stockholders prior to the reverse acquisition are deemed to have been issued on March 31, 2015, the closing date for the reverse acquisition transaction, and the 5,250,000 shares issued pursuant to the Share Exchange Agreement to the holders of the convertible notes and the 2,500,000 shares issued in the private placement were issued on March 31, 2015.
(b) Reverse Split
On March 20, 2015, the Company effected a one-for-800 reverse split, pursuant to which each share of common stock was converted into, and became 1/800 of a share of common stock, with fractional shares being rounded up to the next higher whole number of shares.  As a result of the reverse split, the 339,757,357 shares of common stock, then outstanding, became and were converted into 424,977 shares.  All references to shares of common stock and per share information retroactively reflect the reverse split.

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
Notes to Financial Statements
December 31, 2014 and  June 30, 2015 (unaudited)

(c) Change of Fiscal Year

As a result of, and in connection with, the reverse acquisition, the Company changed its fiscal year to the calendar year, which was LFC's fiscal year, from a fiscal year ending February 28.

(d) Restatement of Prior Year Financial Results

The Company has restated its previously reported financial statements as at and for the period from inception through December 31, 2014 to reflect an advance forgiven by a related party accounted for as a contribution to capital that was originally reflected as revenue and cost of revenue  in error.

The total cumulative impact of the restatement is to decrease  revenue by $3,113, cost of  revenue by $600, provision for income taxes by $765, accounts payable and accrued liabilities by$765 and increase additional paid-in capital by $2,513.

NOTE 2 – BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in United States dollars.  The Company uses the accrual basis of accounting and has adopted a December 31 fiscal year end.  The Company had no subsidiaries at June 30, 2015 and December 31, 2014.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates. The Company continually evaluates its estimates and judgments. The Company bases its estimates and judgments on historical experience and other factors that it believes to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known, even for estimates and judgments that are not deemed critical.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents. The Company had $116,971 and $3,580 in cash as at June 30, 2015 and December 31, 2014, respectively.

Revenue Recognition

The Company recognizes revenue from the sale of goods and services in accordance with ASC 605, "Revenue Recognition."  Revenue is recognized only when all of the following criteria have been met: (i) persuasive evidence for an agreement exists; (ii) service has been provided or goods has been delivered; (iii) the payment is fixed or determinable; and (iv) collection is reasonably assured.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic Income (Loss) Per Share

Basic (loss) per share of common stock is calculated by dividing the Company's net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated by dividing our net income available by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no common stock equivalents outstanding for the  six months ended June 30 , 2015 or the period July 21, 2014 (inception) to December 31, 2014.  For purpose of determining outstanding shares, the shares of common stock issued to pursuant to the Share Exchange Agreement are deemed outstanding from the date of the issuance of the underlying LFC common stock, and the shares held by our stockholders prior to the reverse acquisition are deemed outstanding from the date of the reverse acquisition, which is March 31, 2015.  Because we generated a net loss for the  six months ended June 30 , 2015 and the period July 21, 2014 (inception) to December 31, 201 4 , basic and diluted loss per share are the same.

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
Notes to Financial Statements
December 31, 2014 and June 30 , 2015 (unaudited)

Recent Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company evaluated and adopted ASU 2014-10 since the reporting period ended December 31, 2014.

The Company's management has considered all recent accounting pronouncements. Management believes that these recent pronouncements except ASU 2014-10 will not have a material effect on the Company's financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern. The Company has generated no revenues since inception, has sustained losses since its organization and requires funding to generate revenue.  These conditions raise substantial doubt as to the Company's ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses.  The Company can give no assurances that it can or will become financially viable and continue as a going concern.

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
Notes to Financial Statements
December 31, 2014 and June 30, 2015 (unaudited)

NOTE  4 – STOCKHOLDERS EQUITY

The Company has authorized capital stock consisting of 10,000,000 shares of preferred stock, par value $0.001 per share, and 400,000,000 shares of common stock, par value $0.001 per share.  No shares of preferred stock were issued or outstanding on June 30 , 2015 or December 31, 2014.  The board of directors has broad discretion in setting the rights, preferences and privileges of one or more series of preferred stock.

On August 19, 2014, LFC issued 9,350,000 shares of its common stock, par value $0.0001 per share, to its sole director and officer for cash proceeds of $1,000, or $0.000107 per share.  During the period July 21, 2014 (inception) to December 31, 2014, the chief executive officer made a contribution to capital of $2,513 by forgiving an advance.

On August 19, 2014, LFC issued 750,000 shares of common stock to two consultants for $0.0001 per share, or a total of $150.  These stockholders entered into founders' agreements dated July 28, 2014 with LFC, which provide that in the event that the stockholder ceases to be an employee or consultant during the three years commencing with the date of the agreement, LFC has the right to repurchase the shares at par value.  During the first, second and third year, LFC's rights to repurchase relate to 100%, 66 2/3% and 33 1/3%, respectively, of the shares initially issued.  After the expiration of three years, the repurchase right terminates.  The agreements also provide that if the employee is no longer an employee of consultant prior to July 28, 2017, the shares cannot be transferred for 18 months after the date the employee is no longer employed. As a result of the reverse acquisition and the subsequent merger of LFC into the Company, these rights became assumed by the Company.   These shares were exchanged for a total of 1,500,000 shares of common stock pursuant to the Share Exchange Agreement.

On August 19, 2014, LFC issued 650,000 shares of common stock to a consultant for $0.0001 per share, or a total of $65.  This stockholder entered into a founders' agreement with the Company pursuant to which the stockholder agreed to a three-year restriction on the transfer of his shares.  These shares were exchanged for 650,000 shares of common stock pursuant to the Share Exchange Agreement.

In February 2015, LFC borrowed a total of $5,250 from four individuals, for which LFC issued its 5% convertible promissory notes due September 30, 2015. Pursuant to the Share Exchange Agreement, these notes became converted into a total of 5,250,000 shares of common stock.  These notes did not become convertible until the completion of the reverse acquisition and the conversion was effected through an exchange of the notes for 5,250,000 shares of common stock pursuant to the Share Exchange Agreement. Two of the lenders may be deemed related parties.  See Note 5 .

On March 31, 2015:

•	Pursuant to the Share Exchange Agreement, the Company issued 11,500,000 shares of common stock to the stockholders of LFC and 5,250,000 shares of common stock to the holders of convertible note holders of LFC. As a result of the reverse acquisition accounting, these shares issued to the former LFC stockholders are treated as being outstanding from the date of issuance of the LFC shares.

•	The Company sold 2,500,000 shares of common stock to five investors at $0.08 per share, for a total of $200,000. The proceeds from the private placement were received by the Company on April 2, 2015.

The assets and liabilities of Cala Energy Corp., which were assumed by the Company as a result of the reverse acquisition, consisted of:

Cash	$2,578
Total assets	$2,578
Accounts payable	$6,000
Notes payable (Notes 4 and 6)	36,100
Total liabilities	$42,100
Net liabilities assumed	$39,522

Pursuant to a release agreement dated June 4, 2015, between the Company and its former counsel, the Company and its former counsel exchanged general releases, and the Company issued to its former counsel 95,000 shares of common stock.  The shares were valued at $0.08 per share, which is the price per share paid in the Company's March 31, 2015 private placement, for a total of $7,600.

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
Notes to Financial Statements
December 31, 2014 and June 30, 2015 (unaudited)

NOTE  5 – RELATED PARTY TRANSACTIONS

LFC's chief executive officer, who became the Company's chief executive officer in connection with the reverse acquisition, received 9,350,000 shares of common stock pursuant to the Share Exchange Agreement in exchange for his 9,350,000 shares of LFC common stock.  These shares representing 47.5% of the Company's outstanding common stock after giving effect to the issuance of 16,750,000 shares of common stock pursuant to the Share Exchange Agreement and 2,500,000 shares of common stock in the private placement.  The chief executive officer acquired his LFC common stock in August 2014 for $0.0001 per share, which was the par value of the LCF common stock. See Note 4 .

Two individuals, one of whom was the Company's then chief executive and chief financial officer prior to the reverse acquisition and because the Company's chief financial officer after the reverse acquisition, and one who was not affiliated with the Company at the time of the loan but who became a 5% stockholder as a result of the shares issued to him pursuant to the Share Exchange Agreement, each (i) made a $12,000 loan to the Company, then known as Cala Energy Corp., and received a 10% senior promissory note in the principal amount of $12,000, which were paid from the proceeds of the Company's private placement, and (ii) made a loan to the LFC in the amount of $1,925, which became converted into 1,925,000 shares of common stock pursuant to the Share Exchange Agreement.  The loans represented a portion of the $36,000 loans to the Company and $5,250 loans to LFC described in Note 6 .  Also, see Note 4 .

The Company's chief executive officer made a $115 advance to the Company during the quarter ended March 31, 2015.  The advance was non-interest bearing and payable on demand.  This loan has been paid and is included in the changes in accrued expenses.

The liabilities of the Cala Energy Corp. that were assumed by the Company includes $100 due to the Company's chief financial officer, who was the Company's chief executive officer and chief financial officer prior to the reverse acquisition.  This loan has been paid and is reflected in the change in accrued expenses.

NOTE  6 – LOANS PAYABLE

On December 31, 2014, the Company, then known as Cala Energy Corp., borrowed $12,000 from each of three individuals for which the Company issued its 10% senior promissory note in the aggregate principal amount of $36,000.  The notes were due December 31, 2015 or earlier in the event that the Company completed a private placement of its common stock.  The notes, together with accrued interest, were paid from the proceeds of a $200,000 private placement of the Company’s common stock.  Two of the lenders may be deemed to be related parties.  See Note 5.

The Company had loans payable to its chief executive officer and chief financial officer in the amount of $215, which had been paid at June 30, 2015.

NOTE  7 – INCOME TAXES

The Company did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because the Company has experienced operating losses for U.S. federal income tax purposes since inception. When it is more likely than not that a tax asset cannot be realized through future income the Company must allow for this future tax benefit.

The Company has fully reserved the benefit from the tax loss carryforward as follows:

	June 30, 2015 (Unaudited)	December 31, 2014
Net operating loss carryforward	$65,335	$264
Tax rate	34%	34%
Tax benefit of net operating loss carryforward	$22,214	$90
Valuation allowance	$(22,214)	$(90)
Deferred income tax asset	$-	$-

The Company is subject to audits by U.S. Internal Revenue Service, state, local and foreign tax authorities. Management believes that adequate provisions have been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company's tax audits are resolved in a manner not consistent with management's expectations, the Company could be required to adjust its provision for income taxes in the period such resolution occurs.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

Nature of Expense:	Amount
SEC Registration Fee	$2,311.22
Accounting fees and expenses	4,500.00
Legal fees and expenses	25,000.00
Printing	2,000.00
Miscellaneous	1,188.78
Total	$35,000.00

(1)	All expenses, except the SEC registration fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant's articles of incorporation include the following provisions relating to indemnification.

(a)            Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Chapter 78 of the Nevada Revised Statutes, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Article SIXTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Chapter 78 of the Nevada Revised Statutes requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SIXTH or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)            Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(c)            Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Chapter 78 of the Nevada Revised Statutes.

The Company's bylaws provide for indemnification to the maximum extent permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information relating to unregistered sales of securities by registrant, including sales by LFC prior to the reverse acquisition, since July 21, 2014 (inception).  Reference to LFC relate to Lingerie Fighting Championships, Inc. prior to the completion of the reverse acquisition on March 31, 2015.

(i)	In connection with the organization of LFC, on August 19, 2014, LFC issued (i) 9,350,000 shares of its common stock to its sole director and officer for cash proceeds of $1,000 and (ii) 2,150,000 shares of common stock to three consultants for $0.0001 per share. The sale was exempt from registration pursuant to Section 4(a)(2) of the Securities Act. None of the shares were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.
(ii)	On March 31, 2015, pursuant to the terms of the Exchange Agreement, the Company (then known as Cala Energy Corp.) issued (a) 11,500,000 shares of outstanding common stock in exchange for all of the outstanding common stock of LFC, which were held by the persons described in (i) above, and (b) 5,250,000 shares of common stock in consideration for the all of the outstanding convertible notes of LFC. This transaction was exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering. None of the shares were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.
(iii)	On March 31, 2015, the Company issued 2,500,000 shares of common stock to four accredited investors for a purchase price of $0.08 per share, or a total of $200,000. The sale was exempt from registration pursuant to Rule 506(b) of the Commission. None of the shares were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved. The proceeds from the sale of the shares were used to pay outstanding notes in the principal amount of $36,000 and for corporate expenses and working capital.
(iv)	Pursuant to a release agreement dated June 4, 2015, between the Company and its former counsel, the Company and its former counsel exchanged general releases and the Company issued to its former counsel 95,000 shares of common stock. The shares were valued at $0.08 per share, which is the price per share paid in the Company's March 31, 2015 private placement, for a total of $7,600. The sale was exempt from registration pursuant to Section 4(a)(2) of the Securities Act. None of the shares were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.
The holders of all of the shares of common stock described above agreed to hold the shares for investment and not with a view to the sale or distribution thereof, and the certificates for the shares bear a restricted stock legend and stop transfer instructions have been placed against the transfer of the shares.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

2.1	Share Exchange Agreement dated March 31, 2015 among the Company (then known as Cala Energy Corp.), Lingerie Fighting Championships, Inc. and the shareholders of Lingerie Fighting Championships, Inc.[1]
3.1	Restated Articles of Incorporation of the Company, as amended[2]
3.2	Bylaws of the Company[3]
5.1	Opinion of Ellenoff Grossman Schole LLP [6]
10.1	Form of securities purchase agreement by and among the Company and the investors in the Company's March 31, 2015 private placement.[1]
10.2	The Company's 2010 Long-Term Incentive Plan[4]
10.3	Distribution agreement dated June 29, 2015, between MultiVision Media, Inc. and the Company[5]
10.4	License agreement dated as of June 4, 2015, between HRHH Hotel/Casino, LLC, d/b/a Hard Rock Hotel and Casino and the Company.[5]
21.1	List of subsidiaries.[2]
23.1	Consent of independent registered public accounting firm [6]
23.2	Consent of counsel (included in Exhibit 5.1).

[1]	Filed as an exhibit to the Company's report on Form 8-K, which was filed with the SEC on April 7, 2015 and incorporated herein by reference.
[2]	Filed as an exhibit to the Company's Form 10-K for the year ended February 28, 2015 and incorporated herein by reference.
[3]	Filed as an exhibit to the Company's report on Form 8-K, which was filed with the SEC on July 22, 2015 and incorporated herein by reference.
[4]	Filed as an exhibit to the Company's registration statement on Form S-8, File No. 333-169007 and incorporated herein by reference.
[5]	Previously filed .
[6]	Filed herewith.

ITEM 17. UNDERTAKINGS.

We hereby undertake:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to this  registration statement to be signed on its behalf by the undersigned hereunto duly authorized in Las Vegas, Nevada this 20th day of August , 2015.

LINGERIE FIGHTING CHAMPIONSHIPS, INC.

By: Shaun Donnelly
       Shaun Donnelly, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to this  registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Shaun Donnelly	Chief Executive Officer and Director	August 20, 2015
Shaun Donnelly	(principal executive officer)

/s/ Terry Butler	Chief Financial Officer and Director	August 20, 2015
Terry Butler	(principal financial and accounting officer)